EXHIBIT 2.2

AMENDMENT NO. 1

to the

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

dated as of September 20, 2007

This AMENDMENT NO. 1 (“Amendment No. 1”) to that certain Agreement and Plan of Merger and Reorganization (the “Agreement”), dated as of September 20, 2007, by and among Ariba, Inc. (the “Parent”), Axe Acquisition Corporation (the “Merger Sub”), Procuri, Inc. (the “Company”), and Insight Venture Partners, LLC, as stockholders’ representative, is made as of this 4th day of October, 2007, by and among Parent, Merger Sub and the Company. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Agreement.

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with the Agreement and the General Corporation Law of the State of Delaware and to the extent applicable the California General Corporation Law; and

WHEREAS, the parties to the Agreement wish to amend the Agreement to clarify the Agreement so that it more clearly sets forth the original intention of the parties.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. The Agreement is hereby amended by deleting the definition of “Parent Cash” in Section 2.01(b) in its entirety and replacing it with the following:

“Parent Cash” means the difference between (i) the Aggregate Merger Consideration, minus (ii) the sum of (A) the Option Consideration, (B) the Dissenting Share Cash Payment and (C) the Parent Shares Value.

2. The Agreement is hereby amended by deleting the definition of “Parent Shares Value” in Section 2.01(b) in its entirety and replacing it with the following:

“Parent Shares Value” means $46,300,000.

3. The Agreement is hereby amended by deleting the definition of “Per Share Merger Consideration” in Section 2.01(b) in its entirety and replacing it with the following:

“Per Share Merger Consideration” means an amount equal to (A) the Aggregate Merger Consideration minus (I) the product of (1) the Series B Liquidation Preference and (2) the number of shares of Company Series B Preferred Stock outstanding immediately prior to the Effective Time minus (II) the product of (1) the sum of (a) the Series A Liquidation Preference plus (b) the Series A Dividend Amount and (2) the number of shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time divided by (B) the Fully Diluted Common Shares Amount.

4. The definition of “Dissenting Share Cash Payment” in section 2.01(b) is amended by inserting the word “Amount” after the word “Dividend” in the fourth line of such definition.

5. The Agreement is hereby amended by deleting Section 9.02(a)(viii) in its entirety and replacing it with the following:

“Any of the items set forth on Schedule 9.02(a) attached hereto.”

6. The Agreement is hereby amended by deleting Section 8.01(b) in its entirety and replacing it with the following:

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before December 31, 2007 unless the Commissioner of Corporations of the State of California (i) denies the California Permit or (ii) does not issue the California Permit, or if the parties mutually determine that they will not receive the California Permit by, the Determination Date in which case either Parent or the Company may terminate if the Effective Time shall not have occurred on or before March 31, 2008; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before December 31, 2007 or March 31, 2008 (as the case may be);

7. Except to the extent amended hereby, all of the definitions, terms, provisions and conditions set forth in the Agreement are hereby ratified and confirmed and shall remain in full force and effect. The Agreement and this Amendment No. 1 shall be read and construed together as a single agreement and the term “Agreement” shall henceforth be deemed a reference to the Agreement as amended by this Amendment No. 1. This Amendment No. 1 may be signed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. In making proof of this Amendment No. 1, it shall not be necessary to produce or account for more than one such counterpart.

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IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be executed and delivered by their duly authorized representatives, all as of the day and year written above.

ARIBA, INC.

By:	/s/ Robert M. Calderoni
Name:	Robert M. Calderoni
Title:	Chief Executive Officer

AXE ACQUISITION CORPORATION

By:	/s/ James W. Frankola
Name:	James W. Frankola
Title:	President

PROCURI, INC.

By:	/s/ Mark F. Morel
Name:	Mark F. Morel
Title:	Chief Executive Officer and President

STOCKHOLDERS’ REPRESENTATIVE

INSIGHT VENTURE PARTNERS, LLC

By:

By:	/s/ Deven Parekh
Name:	Deven Parekh
Title:	Managing Director